Exhibit 99.1

Seneca Foods to Close its Modesto, California Facility

Marion, New York, February 16, 2018 -- Seneca Foods Corporation (“Seneca”) (NASDAQ: SENEA, SENEB) announced today that it will close its plant in Modesto, California, due to challenging economic conditions. The facility is primarily used for packaging and warehousing of the Company’s peach and fruit cocktail products.

The Company expects this plant closure to improve its long-term financial condition and reduce leverage. Estimated restructuring charges as a result of the closure will be disclosed in future filings with the Securities and Exchange Commission. Production operations at this location will cease prior to the 2018 production season. Warehouse operations will continue for an unspecified period serving as the Company’s west coast distribution center.

The Modesto workforce includes approximately 265 full time employees. The Company recognizes that these changes will have a significant impact on employees and their families and intends to offer transition benefits to these affected employees.

About Seneca Foods Corporation

Seneca Foods is North America’s leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides contract packing services mostly through its wholly owned subsidiary Truitt Bros., Inc. Also, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label.   Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Forward-Looking Statements

Statements that are not historical facts, including statements about management’s beliefs or expectations, are forward looking statements as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995. All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Seneca Foods Corporation’s filings with the SEC, including the disclosure under the heading “Risk Factors” in Seneca Foods’ Annual Report on Form 10-K. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy J. Benjamin, Chief Financial Officer

Seneca Foods Corporation

315-926-8100

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